Exhibit 99.1

IT Tech Packaging, Inc. Announces Third Quarter 2018 Financial Results

Company to Host Earnings Conference Call on Friday, November 9, 2018, at 8:00 am ET

BAODING, China, Nov. 8, 2018 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the third quarter ended September 30, 2018.

●	Revenue for the third quarter of 2018 decreased by 20.2% to $26.72 million, primarily attributable to a decrease in overall sales volume of 23.8% and partially offset by an increase in average selling prices (“ASP”) of 4.7%.

●	Gross profit for the third quarter of 2018 decreased by 82.6% to $1.26 million. Gross margin decreased by 16.8 percentage points to 4.7%. The decreases in gross profit and gross margin were primarily due to increases in unit costs of recycled paper board and recycled white scrap paper.

●	Net loss for the third quarter of 2018 was $1.40 million, or net loss of $0.07 per diluted share, compared to net income of $1.57 million, or net earnings of $0.07 per diluted share, for the same period of the prior year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2018 decreased by 70.7% to $1.89 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “with decreases in both revenues and margins, our third quarter results highlighted continued challenges facing our business. With China’s GDP registered the slowest growth rate since the first quarter of 2009, the continuing slowdown of China’s growth momentum clearly took a toll on paper companies including us during the third quarter. Looking ahead, with the ongoing trade war between China and the U.S. as well as heightened government efforts on environmental protection, the paper industry faces significant risks and uncertainties, and, as a result, our financial performance could be volatile in the near term.”

Third Quarter 2018 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2018	2017	% Change
Revenues	26.72	33.51	-20.2%
Regular Corrugating Medium Paper (“CMP”)*	19.22	22.40	-14.2%
Light-Weight CMP**	6.85	5.00	37.1%
Offset Printing Paper	0.66	5.45	-88.0%
Tissue Paper Products	0.00	0.66	-100.0%

Gross profit	1.26	7.22	-82.6%
Gross profit (loss) margin	4.7%	21.6%	-16.8 pp
Regular Corrugating Medium Paper (“CMP”)*	4.9%	22.5%	-17.6 pp
Light-Weight CMP**	5.1%	25.8%	-20.8 pp
Offset Printing Paper	-3.3%	15.6%	-18.9 pp
Tissue Paper Products	NA	6.7%	NM

Operating income (loss)	-1.57	2.72	-157.7%
Net income (loss)	-1.40	1.57	-189.4%
EBITDA	1.89	6.45	-70.7%
Basic and Diluted earnings (loss) per share	-0.07	0.07	-189.4%

* Products from PM6

** Products from PM1

*** pp represents percentage points

Revenue

For the third quarter of 2018, total revenue decreased by $6.78 million, or 20.2%, to $26.72 million from $33.51 million for the same period of the prior year. The decrease in total revenue was mainly due to the decrease in sales volume across the board and partially offset the increase in ASP. The following table summarizes revenue, volume and ASP by product for the third quarter of 2018 and 2017, respectively:

	For the Three Months Ended September 30,
	2018			2017
	Revenue	Volume	ASP	Revenue	Volume	ASP
	($’000)	(tonne)	($/tonne)	($’000)	(tonne)	($/tonne)
Regular CMP	19,219	33,928	566	22,397	43,202	518
Light-Weight CMP	6,850	12,319	556	4,996	10,173	491
Offset Printing Paper	656	902	727	5,454	8,035	679
Tissue Paper Products	-	-	-	660	493	1,339
Total	26,724	47,149	567	33,507	61,903	541

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by $1.32 million, or 4.8%, to $26.07 million and accounted for 97.6 % of total revenue for the third quarter of 2018, compared to $27.39 million, or 81.8% of total revenue, for the same period of the prior year. The Company sold 46,247 tonnes of CMP at an ASP of $564/tonne in the third quarter of 2018, compared to 53,375 tonnes at an ASP of $513/tonne in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP decreased by $3.18 million, or 14.2%, to $19.22 million, resulting from sales of 33,928 tonnes at an ASP of $566/tonne, during the third quarter of 2018, compared to revenue of $22.40 million, resulting from sales of 43,202 tonnes at an ASP of $518/tonne, for the same period of the prior year. Revenue from light-weight CMP increased by $1.85 million, or 37.1%, to $6.85 million, resulting from sales of 12,319 tonnes at an ASP of $556/tonne for the third quarter of 2018, compared to revenue of $5.00 million, resulting from sales of 10,173 tonnes at an ASP of $491/tonne for the same period of the prior year.

Revenue from offset printing paper decreased by $4.80 million, or 88.0%, to $0.66 million for the third quarter of 2018, from $5.45 million for the same period of the prior year. The Company sold 902 tonnes of offset printing paper at an ASP of $727/tonne in the third quarter of 2018, compared to 8,035 tonnes at an ASP of $679/tonne in the same period of the prior year.

Production of tissue paper was suspended in September and October 2017 for the replacement of coal boilers, and intermittent production resumed in the following months due to volatility in the price of tissue paper. We had no revenue from tissue paper products for the third quarter of 2018, compared to $0.66 million, resulting from sales of 493 tonnes at an ASP of $1,339/tonne, for the third quarter of 2017. We expect to resume and increase production of tissue products once the market condition becomes more favorable.

In June 2016, we suspended the production of digital photo paper due to low market demand for our products and now are considering renovating the line to produce more competitive products. We expect that our digital photo paper production will remain suspended for the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $0.82 million, or 3.1%, to $25.46 million for the third quarter of 2018, from $26.29 million for the same period of the prior year. Cost of sales per tonne was $540 for the third quarter of 2018, compared to $425 for the same period of the prior year. The increase in overall cost of sales per tonne was mainly due to increased material costs, specifically higher average unit purchase costs of recycled paper board and recycled white scrap paper. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were, $539, $528, $751, and $nil, respectively, for the third quarter of 2018, compared to $402, $364, $573 and $1,249, respectively, for the same period of the prior year.

Gross profit decreased by $5.96 million, or 82.6%, to $1.26 million for the third quarter of 2018, from $7.22 million for the same period of the prior year. Overall gross margin was 4.7% for the third quarter of 2018, compared to 21.6% for the same period of the prior year. The decrease in gross profit and gross margin were mainly due to the increase in unit cost of recycled paper board and recycled white scrap paper and decrease in overall sales volume, partially offset by an increase in average selling prices as discussed above. Gross margins for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were 4.9%, 5.1%, -3.3%, and nil, respectively, for the third quarter of 2018, compared to gross profit margin of 22.5%, 25.8%, 15.6%, and 6.7%, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.02 million, or 0.7%, to $2.83 million for the third quarter of 2018 from $2.85 million for the same period of the prior year. As a percentage of total revenue, SG&A was 10.6% for the third quarter of 2018, compared to 8.5% for the same period of the prior year.

Income (loss) from Operations

Loss from operations was $1.57 million for the third quarter of 2018, compared to income from operations of $2.72 million for the same period of the prior year. The decrease in operating income was primarily due to the decrease in gross profit as discussed above. Operating loss margin was 5.9% for the third quarter of 2018, compare to operating profit margin of 8.1% for the same period of the prior year.

Net Income (loss)

Net loss was $1.40 million, or net loss of $0.07 per basic and diluted share, for the third quarter of 2018, compared to net income of $1.57 million, or net earnings of $0.07 per basic and diluted share, for the same period of the prior year.

EBITDA

EBITDA was $1.89 million for the third quarter of 2018, compared to $6.45 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2018	2017
Net income (loss)	-1.40	1.57
Add: Income tax	-0.54	0.51
Net interest expense	0.37	0.65
Depreciation and amortization	3.46	3.73
EBITDA	1.89	6.45

Nine Months Ended September 30, 2018 Financial Results

	For the Nine Months Ended September 30,
($ millions)	2018	2017	% Change
Revenues	61.75	81.58	-24.3%
Regular Corrugating Medium Paper (“CMP”)*	43.43	55.74	-22.1%
Light-Weight CMP**	13.10	10.45	25.4%
Offset Printing Paper	5.21	13.31	-60.8%
Tissue Paper Products	0.00	2.09	-100.0%
Digital Photo Paper	0.01	0.00	NM

Gross profit	3.6	16.3	-78.1%
Gross margin	5.8%	20.0%	-14.2 pp
Regular Corrugating Medium Paper (“CMP”)*	6.6%	20.5%	-13.9 pp
Light-Weight CMP**	5.1%	23.3%	-18.2 pp
Offset Printing Paper	0.8%	17.7%	-16.8 pp
Tissue Paper Products	NA	6.5%	NM
Digital Photo Paper	-24.4%	NA	NM

Operating income (loss)	-6.1	6.4	-196.0%
Net income (loss)	-5.4	3.3	-263.3%
EBITDA	5.0	17.4	-70.9%
Basic and Diluted earnings per share	-0.25	0.15	-266.7%

* Products from PM6

** Products from PM1

*** pp represents percentage points

Revenue

For the nine months ended September 30, 2018, total revenue decreased by $19.82 million, or 24.3%, to $61.76 million from $81.58 million for the same period of the prior year. The decrease in total revenue was mainly the decreases in sales volume and partially offset by the increase in ASP across the board. The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2018 and 2017, respectively:

	For the Nine Months Ended September 30,
	2018			2017
	Revenue	Volume	ASP	Revenue	Volume	ASP
	($’000)	(tonne)	($/tonne)	($’000)	(tonne)	($/tonne)
Regular CMP	43,434	74,141	586	55,741	128,988	432
Light-Weight CMP	13,101	23,114	567	10,449	24,396	428
Offset Printing Paper	5,212	6,191	842	13,307	20,098	662
Tissue Paper Products	-	-	-	2,087	1,619	1,289
Digital Photo Paper	14	-	NM	-	-	-
Total	61,761	103,446	597	81,584	175,101	466

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $9.66 million, or 14.6%, to $56.54 million, and accounted for 91.6 % of total revenue for the nine months ended September 30, 2018, compared to $66.19 million, or 81.1% of total revenue for the same period of the prior year. The Company sold 97,255 tonnes of CMP in the nine months ended September 30, 2018, compared to 153,384 tonnes of CMP in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP decreased by $12.31 million, or 22.1%, to $43.43 million, resulting from sales of 74,141 tonnes at an ASP of $586/tonne during the nine months ended September 30, 2018 , compared to revenue of $55.74 million, resulting from sales of 128,988 tonnes at an ASP of $432/tonne for the same period of the prior year. Revenue from light-weight CMP increased by $2.65 million, or 25.4%, to $13.10 million, resulting from sales of 23,144 tonnes at an ASP of $567/tonne for the nine months ended September 30, 2018, compared to revenue of $10.45 million, resulting from sales of 24,296 tonnes at an ASP of $428/tonne for the same period of the prior year

Revenue from offset printing paper decreased by $8.09 million, or 60.8%, to $5.21 million for the nine months ended September 30, 2018, from $13.31 million for the same period of the prior year. The Company sold 6,191 tonnes of offset printing paper at an ASP of $842/tonne in the nine months ended September 30, 2018, compared to 20,098 tonnes at an ASP of $662/tonne in the same period of the prior year.

Production of tissue paper was suspended in September and October 2017 for the replacement of coal boilers, and intermittent production resumed in the following months due to volatility in the price of tissue paper. We had no revenue from tissue paper products for the nine months ended September 30, 2018, compared to $2.09 million, resulting from sales of 1,619 tonnes at an ASP of $1,289/tonne, for the same period of the prior year. We expect to resume and increase production of tissue products once the market condition becomes more favorable.

Revenue generated from digital photo paper were $13,822 for the nine months ended September 30, 2018. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and now are upgrading the production line to produce more competitive products. We expect that our digital photo paper production will remain suspended for the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $7.08 million, or 10.9%, to $58.16 million for the nine months ended September 30, 2018, from $65.24 million for the same period of the prior year. The decrease in overall cost of sales was mainly a result of decrease in sales volume, partially offset by increase of cost of recycled paper board and recycled white scrap paper. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $547, $538, $835, and $nil, respectively, for the nine months ended September 30, 2018, compared to $344, $328, $545, and $1,205, respectively, for the same period of the prior year.

Total gross profit decreased by $12.76 million, or 78.1%, to $3.58 million for the nine months ended September 30, 2018, from $16.34 million for the same period of the prior year. Overall gross margin was 5.8% for the nine months ended September 30, 2018, compared to 20.0% for the same period of the prior year. Gross margin for regular CMP, light-weight CMP, offset printing paper and tissue paper products was 6.6%, 5.1%, 0.8%, and nil, respectively, for the nine months ended September 30, 2018, compared to 20.5%, 23.3%, 17.7%, and 6.5%, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

SG&A increased by $1.35 million, or 16.2%, to $9.67 million for the nine months ended September 30, 2018, from $8.32 million for the same period of the prior year. As a percentage of total revenue, SG&A was 15.7% for the nine months ended September 30, 2018, compared to 10.2% for the same period of the prior year.

Income (loss) from Operations

Loss from operations was $6.10 million for the nine months ended September 30, 2018, compared to income from operations of $6.36 million for the same period of the prior year. Operating loss margin was 9.9% for the nine months ended September 30, 2018, compared to operating profit margin of 7.8% for the same period of the prior year.

Net Income (loss)

Net loss was $5.38 million, or net loss of $0.25 per basic and diluted share, for the nine months ended September 30, 2018, compared to net income of $3.30 million, or net earnings of $0.15 per basic and diluted share, for the same period of the prior year.

EBITDA

EBITDA decreased by $12.31 million, or 70.9%, to $5.05 million for the nine months ended September 30, 2018 from $17.35 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2018	2017
Net income (loss)	-5.38	3.30
Add: Income tax	-1.63	1.11
Net interest expense	1.18	2.02
Depreciation and amortization	10.87	10.93
EBITDA	5.05	17.35

Cash, Liquidity and Financial Position

As of September 30, 2018, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), notes payable and long-term debt (including related party loans) of $5.47 million, $15.53 million, $3.63 million and $9.39 million, respectively, compared to $2.90 million, $13.56 million, $6.12 million and $11.91 million, respectively, at the end of 2017. Net accounts receivable was $1.22 million as of September 30, 2018, compared to $1.84 million as of December 31, 2017. Net inventory was $4.66 million as of September 30, 2018, compared to $8.47 million at the end of 2017. As of September 30, 2018, the Company had current assets of $19.02 million and current liabilities of $20.79 million, resulting in a working capital deficit of $1.77 million. This compared to current assets of $19.99 million, current liabilities of $21.76 million and working capital deficit of $1.77 million at the end of 2017.

Net cash provided by operating activities was $1.81 million for the nine months ended September 30, 2018, compared to $16.84 million for the same period of the prior year. Net cash used in investing activities was $1.81 million for the nine months ended September 30, 2018, compared to $7.57 million for the same period of the prior year. Net cash provided by financing activities was $0.76 million for the nine months ended September 30, 2018, compared to net cash used in financing activities of $1.76 million for the same period of the prior year.

Corporate Name and Ticker Symbol Changes

On August 1, 2018, the Company changed its corporate name to IT Tech Packaging, Inc., with the ticker symbol “ITP”.

Earnings Conference Call

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “IT Tech Packaging Third Quarter 2018 Earnings Conference Call.”

Date:	Friday, November 9, 2018

Time:	8:00 am ET

International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440

Conference ID:	7478584

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/m6/p/yyayqega.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on November 9, 2018 to 7:59 am ET on November 17, 2018. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 7478584 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. (“ITP”) is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

(Unaudited)

	September 30,	December 31,
	2018	2017
ASSETS

Current Assets
Cash and bank balances	$5,468,315	$2,895,790
Restricted cash	3,634,144	6,121,637
Accounts receivable (net of allowance for doubtful accounts of $24,863 and $37,626 as of September 30, 2018 and December 2017, respectively)	1,218,291	1,843,682
Inventories	4,663,053	8,474,165
Prepayments and other current assets	4,037,371	651,523

Total current assets	19,021,174	19,986,797

Property, plant, and equipment, net	171,269,284	189,388,709
Value-added tax recoverable	2,824,155	3,041,416
Deferred tax asset non-current	7,791,811	6,572,559

Total Assets	$200,906,424	$218,989,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$11,919,991	$7,192,923
Current portion of long-term loans from credit union	3,605,070	6,366,502
Accounts payable	64,410	422,705
Notes payable	3,634,144	6,121,637
Due to related parties	319,400	60,378
Accrued payroll and employee benefits	185,987	231,247
Other payables and accrued liabilities	1,064,788	836,337
Income taxes payable	-	525,804

Total current liabilities	20,793,790	21,757,533

Loans from credit union	3,575,997	1,193,719
Loans from a related party	5,814,630	10,712,865

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $24,154,428 and $31,235,520 as of September 30, 2018 and 2017, respectively)	30,184,417	33,664,117

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 shares issued and outstanding as of September 30, 2018 and 2017, respectively	21,450	21,450
Additional paid-in capital	50,635,243	50,635,243
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive (loss) income	(3,753,314)	5,468,799
Retained earnings	117,738,054	123,119,298

Total stockholders’ equity	170,722,007	185,325,364

Total Liabilities and Stockholders’ Equity	$200,906,424	$218,989,481

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenues	$26,723,657	$33,507,053	$61,761,041	$81,584,395

Cost of sales	(25,464,314)	(26,285,765)	(58,181,584)	(65,244,521)

Gross Profit	1,259,343	7,221,288	3,579,457	16,339,874

Selling, general and administrative expenses	(2,829,933)	(2,848,699)	(9,670,992)	(8,319,590)
Gain (Loss) from disposal of property, plant and equipment	237	(1,653,039)	(10,026)	(1,665,140)

(Loss) Income from Operations	(1,570,353)	2,719,550	(6,101,561)	6,355,144

Other Income (Expense):
Interest income	5,222	5,503	32,641	29,259
Subsidy income	(5,786)	410	244,723	41,223
Interest expense	(372,276)	(647,963)	(1,183,269)	(2,023,577)

(Loss) Income before Income Taxes	(1,943,193)	2,077,500	(7,007,466)	4,402,049

Provision for Income Taxes	538,231	(505,165)	1,626,222	(1,105,928)

Net (Loss) Income	(1,404,962)	1,572,335	(5,381,244)	3,296,121

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(6,994,097)	3,790,338	(9,222,113)	8,035,099

Total Comprehensive (Loss) Income	$(8,399,059)	$5,362,673	$(14,603,357)	$11,331,220

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(0.07)	$0.07	$(0.25)	$0.15

Outstanding – Basic and Diluted	21,450,316	21,450,316	21,450,316	21,450,316

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017

Cash Flows from Operating Activities:
Net income	$(5,381,244)	$3,296,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,873,536	10,928,502
Loss from disposal of property, plant and equipment	10,026	1,665,140
Allowance for bad debts	(11,444)	(78,562)
Share-based compensation expenses	-	-
Deferred tax	(1,629,706)	(2,034,373)
Changes in operating assets and liabilities:
Accounts receivable	572,184	3,928,087
Prepayments and other current assets	(3,528,818)	472,847
Inventories	3,562,834	(3,631,641)
Accounts payable	(354,689)	(561,121)
Advance from customers	-	(29,446)
Notes payable	(2,294,280)	3,680,693
Due to related parties	114,714	(36,807)
Accrued payroll and employee benefits	(35,419)	120,250
Other payables and accrued liabilities	437,532	(771,027)
Income taxes payable	(525,502)	(107,105)
Net Cash Provided by Operating Activities	1,809,724	16,841,558

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,812,280)	(7,628,798)
Proceeds from sale of property, plant and equipment	-	58,632

Net Cash Used in Investing Activities	(1,812,280)	(7,570,166)

Cash Flows from Financing Activities:
Proceeds from related party loans	4,588,559	-
Repayments of related party loans	(9,177,118)	-
Proceeds from short term bank loans	9,635,974	10,011,484
Repayment of bank loans	(4,282,655)	(5,152,970)
Proceeds from credit union loans	-	2,355,643
Payment of capital lease obligation	-	(8,973,845)

Net Cash Provided by (Used in) Financing Activities	764,760	(1,759,688)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(677,172)	525,526

Net Increase in Cash and Cash Equivalents	85,032	8,037,230

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	9,017,427	4,494,964

Cash, Cash Equivalents and Restricted Cash - End of Period	$9,102,459	$12,532,194

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,409,695	$1,359,343
Cash paid for income taxes	$522,547	$3,247,406

Cash and bank balances	5,468,315	6,505,284
Restricted cash	3,634,144	6,026,910
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	9,102,459	12,532,194